Exhibit 99.1
Keros Therapeutics Reports Recent Business Highlights and First Quarter 2024 Financial Results

LEXINGTON, Mass., May 8, 2024 (GLOBE NEWSWIRE) -- Keros Therapeutics, Inc. (“Keros” or the “Company”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the transforming growth factor-beta (“TGF-ß”) family of proteins, today provided a business update and reported financial results for the quarter ended March 31, 2024.

“Keros remained focused on clinical execution and continued to make strong progress across our pipeline in the first quarter of 2024,” said Jasbir S. Seehra, Ph.D., President and Chief Executive Officer. “We look forward to upcoming milestones in the second quarter of 2024, including providing an update on our ongoing TROPOS Phase 2 clinical trial evaluating KER-012 in patients with pulmonary arterial hypertension (“PAH”).”

Recent Program Updates

•KER-050 (elritercept) for the treatment of ineffective hematopoiesis to address cytopenias
◦Keros has engaged with the U.S. Food and Drug Administration regarding the design of the planned Phase 3 clinical trial of KER-050 in patients with myelodysplastic syndromes (“MDS”), and expect to provide an update on the planned trial design in mid-2024.
•KER-012 (cibotercept) for the treatment of PAH and for the treatment of cardiovascular disorders
◦Keros will present a poster abstract from its KER-012 program at the American Thoracic Society (“ATS”) 2024 International Conference, to be held from May 17 through May 22, 2024 in San Diego, California. The following abstract was posted to the ATS website on March 19, 2024:
▪Preclinical Presentation: “RKER-012, A Novel Modified ActRIIB Ligand Trap, Reduced Pulmonary Vascular Pathology in a Rat Model of Pulmonary Arterial Hypertension Through Attenuation of TGF-ß Family Autocrine/Paracrine Signaling Within the Vasculature"
•Session Name: Gaslamp Quarter: Shedding Light on Vascular Pathogenic Mechanisms in PAH
•Date and Presentation Time: May 21, 2024; 9:15 a.m. – 11:15 a.m. Pacific time

First Quarter 2024 Financial Results

Keros reported a net loss of $43.1 million in the first quarter of 2024 as compared to a net loss of $35.8 million in the first quarter of 2023. The increase of $7.3 million for the first quarter was largely due to increased research and development efforts as well as additional investments to support the achievement of Keros’ clinical and corporate goals.

Research and development expenses were $38.3 million for the first quarter of 2024 as compared to $31.1 million for the same period in 2023. The increase of $7.2 million was primarily due to additional research and development efforts, manufacturing activities and personnel expenses to support the advancement of Keros’ pipeline.

General and administrative expenses were $10.3 million for the first quarter of 2024 as compared to $7.8 million for the same period in 2023. The increase of $2.5 million was primarily due to increase in personnel expenses and other external expenses to support Keros’ organizational growth.

Keros’ cash and cash equivalents as of March 31, 2024 was $442.4 million compared to $331.1 million as of December 31, 2023. Keros expects that the cash and cash equivalents it had on hand at March 31, 2024 will enable Keros to fund its operating expenses and capital expenditure requirements into 2027.

About Keros Therapeutics, Inc.

Keros is a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the TGF-ß family of proteins. We are a leader in understanding the role of the TGF-ß family of proteins, which are master regulators of the growth, repair and maintenance of a number of tissues, including blood, bone, skeletal muscle, adipose and heart tissue. By leveraging this understanding, we have discovered and are developing protein therapeutics that have the potential to provide meaningful and potentially disease-modifying benefit to patients. Keros’ lead product candidate, KER-050 (elritercept), is being developed for the treatment of low blood cell counts, or cytopenias, including anemia and thrombocytopenia, in patients with MDS and in patients with myelofibrosis. Keros’ second product candidate, KER-012 (cibotercept), is being developed for the treatment of PAH and for the treatment of cardiovascular disorders. Keros’ third product candidate, KER-065, is being developed for the treatment of obesity and for the treatment of neuromuscular diseases.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “enable,” “expects,” “look forward,” “plans,” “progress” and “will” or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning: Keros’ expectations regarding its growth, strategy, progress and the design, objectives and timing of its clinical trials for KER-050 and KER-012, including its regulatory plans; and Keros’ expected cash runway. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Keros’ limited operating history and historical losses; Keros’ ability to raise additional funding to complete the development and any commercialization of its product candidates; Keros’ dependence on the success of its product candidates, KER-050, KER-012 and KER-065; that Keros may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Keros’ ability to obtain, maintain and protect its intellectual property; and Keros’ dependence on third parties in connection with manufacturing, clinical trials and preclinical studies.

These and other risks are described more fully in Keros’ filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of the Company’s Annual Report on Form 10-K, filed with the SEC on February 28, 2024, and its other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Keros undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:

Justin Frantz
jfrantz@kerostx.com
617-221-6042

KEROS THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	THREE MONTHS ENDED MARCH 31,
	2024	2023
REVENUE:
Service and other revenue	83	—
Total revenue	83	—
OPERATING EXPENSES:
Research and development	(38,258)	(31,091)
General and administrative	(10,308)	(7,778)
Total operating expenses	(48,566)	(38,869)
LOSS FROM OPERATIONS	(48,483)	(38,869)
OTHER INCOME (EXPENSE), NET
Dividend income	5,806	3,105
Other expense, net	(437)	(40)
Total other income, net	5,369	3,065
Net loss	$(43,114)	$(35,804)
Net loss attributable to common stockholders—basic and diluted	$(43,114)	$(35,804)
Net loss per share attributable to common stockholders—basic and diluted	$(1.21)	$(1.26)
Weighted-average common stock outstanding—basic and diluted	35,685,422	28,369,453

KEROS THERAPEUTICS, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	MARCH 31, 2024	DECEMBER 31, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	442,443	331,147
Accounts receivable	226	143
Prepaid expenses and other current assets	20,457	16,003
Total current assets	463,126	347,293
Operating lease right-of-use assets	14,995	15,334
Property and equipment, net	4,434	4,134
Restricted cash	1,212	1,212
Other long-term assets	2,052	2,052
TOTAL ASSETS	485,819	370,025
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	4,986	5,450
Current portion of operating lease liabilities	1,050	1,005
Accrued expenses and other current liabilities	12,682	17,918
Total current liabilities	18,718	24,373
Operating lease liabilities, net of current portion	13,154	13,439
Total liabilities	31,872	37,812
STOCKHOLDERS' EQUITY:
Preferred stock, par value of $0.0001 per share; 10,000,000 shares authorized as of March 31, 2024 and December 31, 2023, respectively; no shares issued and outstanding	—	—
Common stock, par value of $0.0001 per share; 200,000,000 shares authorized as of March 31, 2024 and December 31, 2023, respectively; 36,067,786 and 31,841,084 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	3	3
Additional paid-in capital	878,484	713,636
Accumulated deficit	(424,540)	(381,426)
Total stockholders' equity	453,947	332,213
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	485,819	370,025